Exhibit 99.1

Hawthorn Bancshares Reports First Quarter Earnings

LEE’S SUMMIT, Mo. — May 15, 2012 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the quarter ended March 31.

Net income for the quarter was $1.5 million, compared to $1.0 million for the first quarter of 2011. After deducting dividends and discount accretion of $0.5 million on the preferred stock issued to the U.S. Treasury under the Capital Purchase Program, Hawthorn earned $0.21 per diluted common share for the three months ending March 31, 2012, versus $0.10 for the first quarter of 2011. For the quarter, the annualized return on average common equity was 5.21% and the annualized return on average assets was 0.49% compared with 2.56% and 0.32%, respectively, for the same period in 2011.

Operating Results
Net Interest Income
Net interest income for the quarter ended March 31, 2012 increased 3.2% to $10.8 million from $10.5 million for the same period in 2011. The increase is attributed to continued strengthening of the Company’s net interest margin which increased from 3.84% at March 31, 2011 to 3.98% for the first quarter of 2012. The net interest margin for the full year 2011 was 3.92%. In commenting on growth in the margin, Chairman David T. Turner said “With non-performing assets of $69.9 million, there is significant downward pressure on asset yields. However, lower funding costs for the company more than outpaced declining asset yields; thereby, resulting in a net improvement in the company’s margin.”

Non-Interest Income and Expense
Non-interest income for the three months ended March 31, 2012 was $2.0 million compared to $2.1 million for the same period in 2011. Non-interest expense for the three months ended March 31, 2012 was $9.5 million compared to $9.4 million for first quarter 2011.

Loan Loss Reserve
Hawthorn’s level of non-performing loans increased to 5.92% of total loans at March 31, 2012, from 5.77% at March 31, 2011. However, the level of non-performing loans in relation to total loans decreased when compared to the year-end 2011 level of 6.37%.

Net charge-offs for the quarter were $0.9 million compared to $3.9 million for the first quarter of 2011. Improvement in the level of charge-offs is largely attributed to losses realized in 2011 on fully reserved loans totaling $2.0 million.

Although net charge offs improved during the three months ended March 31, 2012 in comparison to the three months ended March 31, 2011, the provision for loan losses at March 31, 2012 was $1.7 million compared to $1.8 million for March 31, 2011. The provision was significantly higher than first quarter charge-offs due to a $1.1 million increase in specific reserves needed for impaired loans.

The total allowance for loan losses at March 31, 2012 was $14.6 million, or 1.74% of outstanding loans and 29.45% of non-performing loans. At December 31, 2011, the total allowance for loan losses was $13.8 million, or 1.64% of outstanding loans and 25.73% of non-performing loans. Management believes based on detailed analysis of each nonperforming credit and the value of any associated collateral that the allowance for loan losses at March 31, 2012 is sufficient to cover probable incurred credit losses.

Financial Condition
Comparing March 31, 2012 balances with December 31, 2011, total assets remained stable at $1.2 billion. Continued soft loan demand resulted in loans, net of allowance for loan losses, decreasing 0.5% to $825.3 million. With low loan demand, the Company’s next highest yielding asset category is investment securities which increased 7.2% to $229.2 million. Cash & due from banks increased 47.2% to $63.5 million. Total deposits increased 3.6% to $993.1 million. During the same period, stockholders’ equity increased 1.2% to $103.8 million or 8.6% of total assets. On May 9, 2012, Hawthorn Bancshares, Inc. redeemed 12,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock issued to the U.S. Treasury Department under the TARP Capital Purchase Program at a redemption price of $12 million. After incorporating the TARP redemption into the March 31, 2012 capital ratios, Hawthorn Bancshares’ capital would continue to surpass the regulatory guidelines for a well-capitalized institution with a Tier 1 capital ratio of 13.85%, a total capital ratio of 17.22%, and a Tier 1 leverage ratio of 10.06%.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	March 31, 2012	December 31, 2011

Loans, net of allowance for loan losses	$825,299,296	$829,121,324
Investment securities	229,154,263	213,806,001
Total assets	1,205,981,240	1,171,161,423
Deposits	993,104,655	958,224,153
Common stockholders’ equity	74,397,258	73,258,057
Total stockholders’ equity	103,834,093	102,575,773
	Three Months	Three Months
Statement of income information:	Ended March 31, 2012	Ended March 31, 2011

Total interest income	12,645,945	13,582,676
Total interest expense	1,831,184	3,102,140

Net interest income	10,814,761	10,480,536
Provision for loan losses	1,700,000	1,750,002
Noninterest income	1,970,296	2,052,080
Noninterest expense	9,480,170	9,377,724

Pre-tax income	1,604,887	1,404,890
Income taxes	154,152	451,273

Net income	1,450,735	953,617
Dividends & accretion on preferred stock issued to U.S. Treasury	488,902	488,902

Net income available to common shareholders	961,833	464,715

Earnings Per Common Share:
Basic:	$0.21	$0.10
Diluted:	$0.21	$0.10
Key financial ratios:	March 31, 2012	December 31, 2011

Return on average assets	0.49%	0.24%
Return on average common equity	5.21%	1.15%
Allowance for loan losses to total loans	1.74%	1.64%
Nonperforming loans to total loans	5.92%	6.37%
Nonperforming assets to loans and foreclosed assets	8.13%	8.11%
Allowance for loan losses to nonperforming loans	29.45%	25.73%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.